EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, $0.001 par value per share, of NFiniTi inc., a Nevada corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Date: July 16, 2025	/s/ Brian Johnston
Brian Johnston

Tactical Funds Ltd. a British Columbia corporation

Date: July 16, 2025	By:	/s/ Brian Johnston
Name: Brian Johnston
Title: President

Summit Consumer Products Inc. a British Columbia corporation

Date: July 16, 2025	By:	/s/ Brian Johnston
Name: Brian Johnston Title: President